Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND
707 17th STREET, SUITE 3600	DIRECTOR - INVESTOR RELATIONS
DENVER, COLORADO 80202	303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES COMPLETION OF ACQUISITION IN GREATER BUFFALO WALLOW AND EAST TEXAS CORE AREAS; AGREEMENT TO SELL CERTAIN ASSETS IN THE ROCKIES; THIRD QUARTER NET SALES VOLUMES DEFERRALS; AND UPDATES 2008 GUIDANCE

Forest closes Greater Buffalo Wallow and East Texas acquisition of 350 Bcfe of estimated proved reserves with additional net unrisked potential of 1.2 Tcfe and approximately 1,500 identified drilling locations; Forest’s latest Cotton Valley horizontal best well to date announced at 9.9 MMcfe/d

Forest enters into agreement to sell non-core, non-strategic assets in the Rockies including the Niobrara, San Juan and various properties in Wyoming and Utah for $258 million

Forest’s third quarter 2008 average net sales volumes are anticipated to be 510 – 520 MMcfe/d as a result of 1.45 Bcfe of deferred production resulting from fall 2008 hurricanes and third party downstream issues.

Forest increases fourth quarter 2008 production guidance to 575 – 590 MMcfe/d to account for the Greater Buffalo Wallow and East Texas acquisition

DENVER, COLORADO – September 30, 2008 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) announced today that it completed its previously announced acquisition of producing assets, including approximately 118,000 gross acres (85,000 net acres), located in its Greater Buffalo Wallow and East Texas/North Louisiana Core Areas with significant development potential from Cordillera Texas, L.P. (Cordillera).  The assets produced an average of approximately 34 MMcfe/d in the first half of 2008 and, based on Forest’s internal estimates, contain 350 Bcfe of estimated proved reserves.  The acquisition adds net unrisked potential of 1.2 Tcfe and approximately 1,500 identified drilling locations in these core areas where Forest has historically demonstrated an ability to grow production.

Craig Clark, Forest’s President and Chief Executive Officer, stated, “As an organization, we are always looking to upgrade our properties to areas and rock-types where Forest has demonstrated excellent execution and growth.  These transactions are in line with this strategy, allowing us to further our growth in our two largest core areas, the Greater Buffalo Wallow Area and East Texas/North Louisiana.  Forest anticipates growing production on these newly acquired assets by greater than 30% in 2009. As previously announced, we recently completed our best vertical Buffalo Wallow well, which had initial production of 10.7 MMcfe/d, and last week we completed our best Cotton Valley horizontal well to date which had initial production of 9.9 MMcfe/d.  The first divestiture package sales agreement has been signed, and assuming completion of our divestiture program, we estimate our liquidity will be restored to over $1 billion, allowing us the ability to continue to execute on our acquisition strategy in 2009.”

Prior to closing, Cordillera and Forest agreed to increase the stock component and decrease the cash component of consideration paid. Pursuant to the revised terms, Forest paid consideration of 7.25 million common shares and $529 million of cash for the assets, subject to post-closing adjustments.  Based on the closing price of Forest’s common stock on September 29, 2008 the total consideration was approximately $873 million.  The economic effective date for the transaction was July 1, 2008, and the purchase price remains subject to customary post-closing adjustments.

David H. Keyte, Forest’s Chief Financial Officer stated, “The disruption in the credit markets is adversely affecting the timing of our divestiture program as counterparties are challenged to receive adequate financing.  We believe increasing the equity component in this transaction was prudent to insure our liquidity remains strong and does not distract us from execution of our operational plan.  With closed or pending sales of approximately $350 million, including the Rockies agreement, Forest is now targeting additional asset sales of $450 – $750 million over the next six months.  Giving effect to the Cordillera acquisition and not considering proceeds from the announced sale of the Rockies assets, Forest estimates it has current liquidity from its credit facilities in excess of $500 million.”

Asset Divestiture Program

Forest has entered into an agreement to sell certain operated and non-operated properties in the Rockies, including its Niobrara, San Juan and various properties in Wyoming and Utah, for $258 million.  The transaction is expected to close by early December and is subject to customary closing conditions.  These properties are currently producing 21 MMcfe/d and had estimated proved reserves of 81 Bcfe at December 31, 2007.

Total dispositions, either completed or under contract, including the Rockies package, are expected to yield proceeds of approximately $350 million while disposing of associated current production and estimated proved reserves at December 31, 2007 of 25 MMcfe/d and 97 Bcfe, respectively.  Proceeds from all divestiture transactions will be utilized to pay down Forest’s borrowings under its credit facilities.

Third Quarter 2008 Average Net Sale Volumes

Forest’s daily net sales volumes in the first two months of the third quarter averaged at the upper end of its previous third quarter guidance of 525 – 535 MMcfe/d. Forest’s September production, like others in the industry, was negatively impacted by shut-ins from Hurricanes Gustav and Ike, and by disruptions primarily related to third party downstream issues. The net sales volumes deferrals are expected to reduce third quarter net sales volumes by approximately 1.45 Bcfe with the resulting third quarter net sales volumes now expected to average between 510 – 520 MMcfe/d.

Total shut-in net sales volumes peaked at 108 MMcfe/d on September 14, 2008.  Current shut-in net sales volumes are estimated to be 10 – 15 MMcfe/d, with a majority of the net sales volumes expected to be back online early in the fourth quarter of 2008.  Forest incurred no major damage to its fields as a result of these storms.

UPDATED 2008 GUIDANCE

The guidance below represents Forest’s updated net sales volumes guidance for the three months ending December 31, 2008 and capital expenditures for the twelve months ending December 31, 2008 giving effect to the activities associated with the Cordillera acquisition.  Forest will reassess 2008 guidance upon the close of the planned assets sales in the Rockies and the Permian Basin.  Except as indicated below, all other guidance detailed in Forest’s press releases dated February 21, 2008, May 2, 2008 and August 5, 2008 has not changed.

The foregoing guidance is subject to all of the cautionary statements and limitations described in Forest’s press release dated February 21, 2008 and below, under the headline “Forward-Looking Statements”.

Oil and Gas Net Sales Volumes:  As a result of the addition of 34 MMcfe/d of net sales volumes for the Cordillera acquisition discussed above, Forest expects total net sales volumes of 575 to 590 MMcfe/d in the fourth quarter of 2008.

Capital Expenditures:  As a result of the additional drilling activity related to the Cordillera acquisition as well as additional drilling in East Texas, Forest estimates capital expenditures will increase $100 million to a range of $1.25 billion to $1.35 billion for the full year 2008.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, the uncertainty in executing our pending divestiture program and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its 2007 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

The shares of Forest common stock delivered to Cordillera on September 30, 2008 in connection with the closing of the acquisition have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from registration.  This press release shall not constitute an offer to sell or a solicitation or an offer to buy, nor shall there be any sale of the securities in any state where such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

RESERVE INFORMATION

The Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  Forest uses the terms “probable” and “possible” reserves, resource “potential” or “upside” or other descriptions of volumes of reserves or resources potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines strictly prohibit Forest from including in filings with the SEC.  These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by Forest.  Resource potential refers to Forest’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques.  Resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include any proved reserves.  Area wide unrisked resource potential has not been risked by Forest’s management.  Actual quantities that may be ultimately recovered from Forest’s interests will differ substantially.  Factors affecting ultimate recovery include the scope of Forest’s ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates.  Estimates of resource potential may change significantly as development of our resource plays provides additional data.  Investors are urged to consider closely the disclosure in Forest’s Annual Report on Form 10-K for fiscal year ended December 31, 2007, copies of which are available for free from Forest by writing Forest at 707 17th Street, Suite 3600, Denver, CO 80202, Attention: Investor Relations, or by calling Investor Relations at 303-812-1400, or visiting Forest’s website at www.forestoil.com.

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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Arkansas, Colorado, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

September 30, 2008